(JOY GLOBAL INC. LETTERHEAD)

March 18, 2008

James H. Tate

[Home address]

Re: Compensation Arrangements for Acting Chief Financial Officer Position

Dear Jim:

Thank you for agreeing to serve as acting Chief Financial Officer (“CFO”) of Joy Global Inc. (the “Company”). This letter will memorialize the compensation arrangements relating to your service as acting CFO of the Company pending the appointment of a permanent successor (“Interim Employment Period”).

1. Salary: During the Interim Employment Period, your salary will be $21,000 per month. Your salary will be subject to all payroll deductions or withholding authorized by you or required by federal, state, or local laws or regulations. You will be paid on March 31, 2008 retroactively to March 3 for the first month of your interim appointment. Thereafter during the Interim Employment Period, you will be paid semi-monthly.

2. Reimbursement of Expenses: During the Interim Employment Period, you shall be entitled to receive prompt reimbursement for all reasonable and necessary travel expenses related to your travel from your home to the Company’s offices as well as for all reasonable expenses incurred in accordance with the policies, practices, and procedures of the Company in effect with respect to the other executive officers of the Company.

3. Incentive Compensation/Severance Compensation/Benefits: As acting CFO, you will not be entitled to any incentive compensation, severance compensation, change-in-control payment, or any additional benefits other than those described herein. Without limiting the foregoing, you will not be entitled to any fringe benefits, health benefits, or vacation or eligible to participate in other welfare benefit plans open to Company executives or employees generally.

4. Effect on Director Compensation: Nothing in this agreement will affect your compensation as a director of the Company. Although you will not be regarded as an independent director, you compensation for service as a director will continue as if you were a non-employee director.

5. Separation: Your employment will be “at will.” Either you or the Company may terminate your employment at any time for any reason.

6. Severability/Entire Agreement: The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this letter agreement. This letter agreement embodies our entire understanding and supersedes all prior understandings, whether oral or written, relating to your compensation as acting CFO. This letter agreement cannot be amended or otherwise modified except by a writing signed by you and the Company.

We look forward to your service to the Company during this period of transition. If the foregoing terms are acceptable, please sign and return to me counterpart of this letter.

Sincerely yours,

JOY GLOBAL INC.

___________________________

Dennis R. Winkleman

Executive Vice President

Human Resources

ACCEPTANCE:

___________________________

James H. Tate

___________________________

Date

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